Exhibit 10.2

Summary of Non-Employee Director Compensation

Effective June 1, 2005, we began paying each of our non-employee directors a monthly stipend of $1,000, and a per meeting fee of $1,500. In addition, the chairman of the Audit Committee receives $4,000 for each meeting of the Audit Committee attended. Furthermore, under our Restated 2002 Director Option Plan, each non-employee director receives 14,286 options on the date of his or her first election or appointment. In addition, each non-employee director receives 14,286 options on the date of the first board meeting following our annual meeting of stockholders or the 12-month anniversary of the last grant under the plan, whichever is later.